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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 001-02275

                            THE SEAGRAM COMPANY LTD.
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             (Exact name of registrant as specified in its charter)

                                1430 Peel Street
                            Montreal, Quebec H3A 1S9
                                     Canada
                                 (514) 987-5200
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      6.50% Debentures due April 1, 2003
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            (Title of each class of Securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       [ ]            Rule 12h-3(b)(1)(i)        [X]
         Rule 12g-4(a)(1)(ii)      [ ]            Rule 12h-3(b)(1)(ii)       [ ]
         Rule 12g-4(a)(2)(i)       [ ]            Rule 12h-3(b)(2)(i)        [ ]
         Rule 12g-4(a)(2)(ii)      [ ]            Rule 12h-3(b)(2)(ii)       [ ]
                                                  Rule 15d-6                 [ ]

Approximate number of holders of record as of the certification or notice date:

         6.50% Debentures due April 1, 2003                                 105




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         Pursuant to the requirements of the Securities Exchange Act of 1934,
The Seagram Company Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  February 12, 2001                    By: /s/ John R. Preston
                                           ----------------------------
                                            Name:  John R. Preston
                                            Title: Senior Vice President
                                                   Treasury and Strategic
                                                   Planning